Exhibit 4.4

OneBeacon 2017 Long-Term Incentive Plan

1.	PURPOSE

The purpose of this Plan is to advance the interests of OneBeacon Insurance Group, Ltd. (the “Company”) and its shareholders by providing the ability to grant long-term incentives to certain key employees, consultants and directors of the Company and of its Subsidiaries.

2.	ADMINISTRATION

(a)
The Plan shall be administered by the Committee; provided, that each member of the Committee qualifies as (a) a “non-employee director” under Rule 16b-3 of the Exchange Act and (b) an “outside director” under Section 162(m) of the Code. In the event that any member of the Committee does not so qualify, the Plan shall be administered by a subcommittee of at least two Committee members who do so qualify. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify, to the greatest extent permitted by applicable law.

(b)
The Committee shall have exclusive authority to select the employees, consultants and directors to be granted Awards, to determine the type, size, terms and conditions of Awards (including those relating to vesting, cancelation, accelerations or waivers thereof, methods and form of settlement, and methods of exercise), and to prescribe the form of the instruments embodying Awards. The Committee shall specify the terms and conditions applicable to such Awards in an Award Agreement. The Committee shall be authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. In connection with any Award, the Committee in its sole discretion may provide for vesting provisions that are different from the default vesting provisions that are contained in the Plan and such alternative provisions shall not be deemed to conflict with the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems desirable to carry it into effect. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors.

(c)
The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of the members of the Committee or any officer of the Company to execute and deliver documents on behalf of the Committee. The Committee, in its discretion and subject in all instances to applicable law, may delegate to one or more directors or committees of the Board all or part of the Committee’s authority and duties with respect to administering the Plan and granting Awards; provided, however, that in no event shall an officer be delegated the authority to grant awards to, or amend awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act, (ii) Covered Employees, or (iii) officers of the Company (or directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 2(c) shall serve in such capacity at the pleasure of the Board and the Committee.

(d)
Neither the Committee nor any member of the Board, or any administrator of the Plan or any employee or agent of the Company shall be liable for action, determination or interpretation taken or made, or omitted to be taken or made, by him or by any other Person in connection with the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission, or as expressly provided by statute). The duties and obligations of the Company, the Committee and each member of the Committee shall be determined only with reference to the Plan, and no implied duties or obligations shall be read into the Plan or any Award Agreement on the part of the Company, the Committee, or any member of the Board or the Committee.

(e)
Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the

Board shall be subject to the applicable rules of the New York Stock Exchange (or other principal securities market on which Common Shares are traded). In any such case, the Board shall have all the authority granted to the Committee under the Plan.

3.	AWARDS

(a)
Eligible Individuals. Any Non-Employee Director, or any employee or consultant of the Company or any of its Subsidiaries (provided such employee or consultant has executed a OneBeacon Confidentiality and Nonsolicitation Agreement in a form satisfactory to the Company), is eligible to receive an Award hereunder. The Committee shall select which eligible employees, consultants or Non-Employee Directors shall be granted Awards hereunder. No employee, director or consultant shall have a right to receive an Award hereunder, and the grant of an Award to an employee, director or consultant shall not obligate the Committee to continue to grant Awards to such employee, director or consultant in subsequent periods.

(b)
Type of Awards. Awards shall be limited to the following seven types: (i) Stock Options, (ii) Restricted Stock, (iii) Restricted Stock Units, (iv) Performance Compensation Awards, (v) Performance Shares, (vi) Performance Units and (vii) Other Incentive Awards.

(c)	Maximum Number of Shares That May Be Issued.

(i)
Subject to adjustment as provided in Section 12, the maximum aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan is the sum of (i) the number of Shares which as of the Effective Date are available for issuance under the Prior Plan, less any Shares which are the subject of awards made under the Prior Plan after the Effective Date and prior to the date this Plan is approved by the Company’s shareholders, and (ii) any Shares which become available for issuance upon the forfeiture or lapse of awards under the Prior Plan, without such awards having been exercised or settled. All of the Shares subject to the Plan Limit may be issued pursuant to Incentive Stock Options.

(ii)
To the extent that an Award terminates, expires, or lapses for any reason, or an Award is settled in cash without the delivery of Shares to the Participant, then any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any Shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall not be added back to the Plan Limit. Any Shares repurchased by the Company prior to vesting at par value or for no consideration (including by way of the Repurchase Right) will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3(c)(ii), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(iii)	Notwithstanding anything to the contrary in Section 3(c)(i), but subject to adjustment under Section12, the following special limits shall apply to Shares available for Awards under the Plan:

(A)	the maximum number of Shares that may be issued pursuant to Stock Options and Stock Appreciation Rights granted to any Participant in any calendar year shall equal 1,000,000 Shares;

(B)
the maximum amount that may be issued pursuant to Performance Compensation Awards (other than Stock Options and Stock Appreciation Rights) awarded to any Participant in any calendar year is $25,000,000 measured as of the date of grant (with respect to Awards denominated in cash (based on the fair value of Shares on the date of grant as determined in accordance with applicable financial accounting rules)) or 750,000 Shares measured as of the date of grant (with respect to Awards denominated in Shares); and

(C)
the maximum amount that may be issued pursuant to Awards awarded to any Non-Employee Director in any calendar year is $1,000,000 measured as of the date of grant (with respect to Awards denominated in cash (based on the fair value of Shares on the date of grant as determined in accordance with applicable financial accounting rules)) or 50,000 Shares measured as of the date of grant (with respect to Awards denominated in Shares).

(iv)
To the extent permitted by applicable law or any exchange rule, Shares issued pursuant to any Substitute Award shall not be counted against the Plan Limit and shall not be counted against the special limitations set forth in Section 3(c)(iii); provided, however, that Substitute Awards issued or intended as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Incentive Stock Options available under the Plan.

(v)	Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares purchased on the open market or by private purchase or a combination of the foregoing.

(d)	Rights With Respect to Shares.

(i)
A Participant to whom Restricted Stock has been issued shall have, prior to the expiration of the Restricted Period or Repurchase Right, ownership of such Shares, including the right to vote the same and to receive dividends thereon, subject, however, to the options, restrictions and limitations imposed thereon pursuant hereto. The Company, in its discretion, may hold custody during the Restricted Period of any Shares of Restricted Stock.

(ii)
A Participant to whom Stock Options, Restricted Stock Units, Performance Compensation Awards, Performance Shares, Performance Units or Other Incentive Awards are granted (and any Person succeeding to such Participant’s rights pursuant to the Plan) shall have no rights as a shareholder with respect to any Shares issuable pursuant thereto unless and until the date the Participant becomes the record owner of such Shares. (For the avoidance of doubt, with respect to any Restricted Stock Units, Performance Compensation Awards, Performance Shares, Performance Units or Other Incentive Awards which are ultimately settled in cash, the Participant shall never have any rights as a shareholder with respect to the referenced or underlying Shares of such Awards.) Except as provided in Sections 4, 5(c) or 12, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) the record date for which is prior to the date the Participant becomes the record owner of such Shares.

(iii)
Any dividends or Dividend Equivalents permitted by the Plan may be payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares, Restricted Stock or other Awards. Dividend Equivalents may be accumulated in respect of unearned Awards and paid as soon as administratively practicable, but no more than 60 days, after such Awards are earned and become payable or distributable (and the right to any such accumulated dividends or Dividend Equivalents shall be forfeited upon the forfeiture of the Award to which such dividends or Dividend Equivalents relate).

(e)	Release Condition.

(i)
Except as otherwise determined by the Committee, if a Participant’s employment terminates before the payment, exercise, settlement or removal of restrictions with respect to an Award, any subsequent payment, exercise, settlement or removal of restrictions (to the extent not otherwise forfeited) shall be conditioned upon the Participant signing and delivering an effective and irrevocable general release of claims, in the form provided by the Company (“Release”), as consideration for such payment, exercise, settlement or removal of restrictions. The Participant shall be required to execute and deliver such release to the Company within the time period specified in this Section 3(e)3(e) (or as set forth in the applicable Award Agreement or other written agreement between the Participant and the Company or its Subsidiary, as applicable) in a manner that complies with Sections 409A and 457A of the Code. The requirement to execute and deliver a Release under this Section release to the Company within the time period specified in this Section 3(e) is referred to as the “Release Condition.”

(ii)
Unless otherwise set forth in the applicable Award Agreement or other written agreement between the Participant and the Company or its Subsidiary, the Release shall be subject to the following timing requirements:

(A)
With respect to (i) an Award that relates to a single-year or multi-year performance period, for which the performance results are contemplated to be certified in the first quarter following the end of the applicable performance period (including Performance Share Awards and Performance Unit Awards), and (ii) any other Award then held by the Participant which would vest on the same date and under the same performance cycle (including any service-vesting Restricted Stock or Restricted Stock Units), the Participant (or his legal guardian or estate, if applicable) must execute the Release after such certification, and such Release must become effective and irrevocable no later than April 30th of the same calendar year in which the certification occurred (or such earlier date occurring between the date of certification and April 30th of the same calendar year, as may be specified by the Company). Payments pursuant to such Award or Awards will be made in the same calendar year in which the certification occurred, and in all events no later than the next available payroll date following the date such Release becomes effective and irrevocable (subject to further delay, if required pursuant to Section 15(d) below).

(B)
With respect to any Award not described in subsection 2(a) above, the Participant (or his legal guardian or estate, if applicable) must execute the Release on or after such Participant’s termination of employment, and such Release must become effective and irrevocable no later than the 61st day after termination of such Participant’s employment.

(1)
Payments pursuant to such Award which do not constitute nonqualified deferred compensation and are not subject to Section 409A of the Code shall commence on the next available payroll date following the date such Release becomes effective and irrevocable (and in all events no later than March 15th of the calendar year following the year in which such termination of employment occurs).

(2)
Payments pursuant to such Award which are subject to Section 409A of the Code shall commence on the next available payroll date following the date such Release becomes effective and irrevocable (subject to further delay, if required pursuant to Section 15(d) below), provided that if the period between termination and payment could cross two tax years, such payment shall commence in the later tax year.

(C)
Without limiting the foregoing, the Company shall have the authority to provide in the applicable Award Agreement or other written agreement between the Participant and the Company or its Subsidiary, for modified timing requirements for any Release required under this Section 3(e) if and to the extent necessary or advisable to (i) comply with Section 409A or 457A of the Code (as determined by the Company) or (ii) achieve a reasonable business objective, subject to compliance with Section 409A or 457A of the Code (as determined by the Company).

(D)
Without limiting the foregoing, except as otherwise determined by the Committee, if a Participant’s employment is terminated due to a reduction in force before the payment, exercise, settlement or removal of restrictions with respect to an Award, any subsequent payment, exercise, settlement or removal of restrictions shall also be conditioned upon the Participant signing any separation agreement and general release of claims provided by the Company to the Participant at the time of the termination of employment. The Participant shall be required to execute and deliver such separation agreement and release to the Company within the time period specified in the applicable separation agreement and release, in a manner that complies with Section 409A and 457A of the Code (as determined by the Company).

4.	STOCK OPTIONS

The Committee may grant Stock Options to any Participant. Except as may otherwise be set forth in any Award Agreement, each Stock Option shall be subject to the following terms and conditions:

(a)
The per Share exercise price shall not be less than the greater of (i) the Fair Market Value per Share as of the date of grant or (ii) the par value per Share. Notwithstanding the foregoing, the exercise price of an Incentive Stock Option granted to a Ten-Percent Participant shall not be less than the greater of 110% of such Fair Market Value, or the par value per Share.

(b)	The Committee shall initially determine the number of Shares to be subject to each Stock Option, which number shall be set forth in the applicable Award Agreement.

(c)	The Stock Option shall not be transferable by the Participant other than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.

(d)	The Stock Option shall not be exercisable:

(i)
after the expiration of (A) ten years from the date it is granted or (B) five years from the date it is granted in the case of an Incentive Stock Options granted to a Ten-Percent Participant, and may be exercised during such period only at such time or times as the Committee may establish;

(ii)
unless payment in full is made for the Shares being acquired thereunder at the time of exercise (including any U.S. Federal, state or local income or other taxes which the Committee determines are required to be withheld in respect of such shares); such payment shall be made (A) in United States dollars by cash, check or cash equivalent, (B) by tendering to the Company Shares owned by the Person exercising the Stock Option and having a Fair Market Value equal to the amount needed to pay for the aggregate exercise price and all applicable required withholding taxes (provided that such Shares are not subject to any pledge or other security interest), (C) if there is a public market for the Shares at such time, by the Company delivering for sale to a registered securities broker acceptable to the Company a number of the Shares being acquired by the Person exercising the Stock Option being sufficient, after brokerage commissions, to cover the aggregate exercise price thereof and all applicable required withholding taxes, together with instructions to the broker to remit to the Company the aggregate exercise price thereof and amounts sufficient to satisfy all applicable required withholding taxes, and the remainder to the Participant, (D) if there is a public market for the Shares at such time, by means of a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of a Stock Option that are needed to pay for the aggregate exercise price and all applicable required withholding taxes, (E) by such other method as the Committee may permit or (F) by a combination of the foregoing;

(iii)
by Participants who were employees of the Company or one of its Subsidiaries at the time of the grant of the Stock Option unless such Participant has been, at all times during the period beginning with the date of grant of the Stock Option and ending on the date three months prior to such exercise, an employee of the Company or a Subsidiary, or of a corporation, or a parent or subsidiary of a corporation, issuing or assuming the Stock Option in a transaction to which Section 424(a) of the Code is applicable, except that:

(A)
if such Participant shall cease to be an employee of the Company and its Subsidiaries solely by reason of a period of Related Employment, the Committee, in its direction, may permit such Participant, during such period of Related Employment and for three months thereafter (but in no event after the Stock Option has expired under the provisions of Section 4(d)(i) hereof), to exercise such Stock Option as if he continued to be an employee of the Company and its Subsidiaries; or

(B)
if such Participant’s employment with the Company and its Subsidiaries is terminated by the Company due to such Participant’s Disability, he may, at any time within three years from the date of such termination of employment (but in no event after the Stock Option has expired under the provisions of Section 4(d)(i) hereof), exercise the Stock Option with respect to (i)

any Shares as to which he could have exercised the Stock Option on such termination date and (ii) subject to the Participant’s satisfaction of the Release Condition, if any portion of the Stock Option is not fully exercisable on such termination date, the number of additional Shares as to which the Stock Option would have become exercisable had he remained an employee through the end of the calendar year in which the termination of employment occurred; or

(C)
if such Participant shall die while holding a Stock Option, his executors, administrators, heirs or distributees, as the case may be, at any time within one year after the date of such death (but in no event after the Stock Option has expired under the provisions of Section 4(d)(i) hereof), may exercise the Stock Option with respect to (i) any Shares as to which the decedent could have exercised the Stock Option at the time of his death, and (ii) if the Stock Option is not fully exercisable on the date of his death, the number of additional Shares as to which the Stock Option would have become exercisable had he remained an employee through the end of the calendar year in which his death occurred; provided, however, that if his death occurs during the three-year period following a Disability as described in Section 4(d)(iii)(A) hereof or any period in respect of which the Committee has exercised its discretion to grant continuing exercise rights (including upon Retirement, as provided in Section 4(d)(iii)(C), this clause (ii) shall not apply; or

(D)
if such Participant shall voluntarily terminate his employment with the Company due to Retirement, and the Participant executes and delivers a separation and release agreement in the form provided by the Company, containing noncompetition, nonsolicitation and other restrictive covenants, as well as a general release of claims in the manner contemplated by the Release Condition, the Committee, in its sole discretion, may determine to (i) provide for continued vesting of the Participant’s Stock Option through the last day of the calendar year in which the Participant’s termination of employment occurs (it being understood that any unvested portion of the Stock Option which is not otherwise scheduled to vest through such date shall be forfeited upon termination of employment), (ii) permit such Participant to exercise the Stock Option any time within three years from the date of such Participant’s termination of employment, with respect to any Shares as to which the Participant could have exercised the Stock Option on such termination date plus any additional Shares as to which the Stock Option becomes exercisable by application of clause (i) hereof, and/or (iii) provide for tolling of the applicable post-termination exercise period until the final vesting date; provided, however, that in no event may any post-termination exercise under this subsection 2(d) take place after the Stock Option has expired under the provisions of Section 4(d)(i) hereof; provided, further, that if the Participant breaches the noncompetition, nonsolicitation or other restrictive covenants in his separation and release agreement, then the Participant’s outstanding Stock Option shall be immediately canceled upon such breach, and the full amount recognized from any prior exercise of his Stock Option (and any gain thereto) shall be forfeited and the Participant shall be required to promptly repay such amounts to the Company within ten days following such breach.

provided, that, for the avoidance of doubt, in no event shall the Stock Option be exercisable after the Stock Option has expired under the provisions of Section 4(d)(i) hereof.

(e)
The aggregate Fair Market Value of Shares (determined as of the date of grant of the Stock Option) with respect to which Incentive Stock Options granted to any Participant under the Plan are exercisable for the first time by such Participant during any calendar year may not exceed the maximum amount permitted under Section 422(d) of the Code at the time of the Award grant. In the event this limitation would be exceeded in any year, the Participant may elect either (i) to defer to a succeeding year the date on which some or all of such Incentive Stock Options would first become exercisable or (ii) convert some or all of such Incentive Stock Options into non-qualified Stock Options.

(f)	No fractional Shares shall be delivered upon the exercise of any Stock Option, but in lieu thereof a cash settlement shall be made.

(g)
Notwithstanding anything herein to the contrary, in the event a Change in Control occurs and within 24 months thereafter: (A) there is a Termination Without Cause of an Participant’s employment; or (B) there is a Constructive Termination of an Participant’s employment; or (C) there occurs an Adverse Change in the Plan with respect to an Participant affecting any Award held by such Participant, and if the Participant then holds a Stock Option,

(A)
in the case of a Termination Without Cause or a Constructive Termination, the Participant may exercise the entire Stock Option, at any time within 30 days following such Termination Without Cause or such Constructive Termination (but in no event after the Stock Option has expired under the provisions of Section 4(d)(i)); and

(B)
in the case of an Adverse Change in the Plan with respect to a Participant, the Participant may exercise the entire Stock Option at any time after such Adverse Change in the Plan until the 30th day following any subsequent termination of his employment as a result of a Termination Without Cause or a Constructive Termination (but in no event after the Stock Option has expired under the provisions of Section 4(d)(i));

provided, that if the Change in Control is an Unfriendly Change in Control, then effective as of the date a majority of the Continuing Directors adopts a resolution (or takes such other action) to determine that an Unfriendly Change in Control has occurred, all then outstanding Stock Options shall become immediately exercisable in full and shall remain exercisable until the Stock Option has expired under Section 4(d)(i) or Section 4(d)(iii), whichever is earlier.

5.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a)	The Committee may grant to Participants Restricted Stock and/or Restricted Stock Unit Awards.

(b)	Except as may otherwise be set forth in any Award Agreement, each Award of Restricted Stock shall comply with the following terms and conditions:

(i)	The Committee shall determine the number of Shares of Restricted Stock to be issued to a Participant, which number shall be set forth in the applicable Award Agreement.

(ii)
Restricted Stock may be subject to such restrictions and other terms and conditions as the Committee determines appropriate, including service-based or performance-based vesting requirements, during the applicable Restricted Period. Shares of Restricted Stock issued may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for the applicable Restricted Period. Upon the expiration of the Restricted Period and the attainment of any other vesting criteria, (A) the restrictions set forth in the applicable Award Agreement shall be of no further force or effect, except as set forth in the Award Agreement, and (B) any dividends attributable to the Restricted Stock that may have been accumulated and withheld by the Committee shall be distributed to the Participant in cash or in Shares having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such Share.

(iii)
Any Shares of Restricted Stock (A) held by a Participant whose employment with the Company and its Subsidiaries terminates prior to the expiration of the Restricted Period for any reason other than by reason of an event described in Section 5(b)(iv), or (B) which fail to vest upon a Participant’s termination of employment after application of Section 5(b)(iv)(B) or (C), as applicable, shall be automatically repurchased by the Company in exchange for their aggregate par value, in a manner intended to comply with the Companies Act 1981 (Bermuda) as determined by the Company (the “Repurchase Right”) upon such termination of employment. For the avoidance of doubt, any rights to dividends that may have been accumulated or withheld during the Restricted Period in respect of the repurchased Shares shall terminate upon such termination of employment, without further action or obligation of the Company.

(iv)
Upon the grant of Restricted Stock, the Committee shall cause Shares to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions. The Committee also may cause a stock certificate registered in the name of the Participant to be issued. In such event, such certificate shall bear an appropriate legend referring to the Repurchase Right and other restrictions. Any attempt to dispose of any such Shares in contravention of the Repurchase Right and other restrictions shall be null and void and without effect. If Shares issued pursuant to a Restricted Stock Award shall be repurchased pursuant to the Repurchase Right, the Participant to whom the Award was granted, or in the event of his death after such Repurchase Right becomes exercisable, his executor or administrator, shall forthwith deliver to the Secretary of the Company any certificates for the Shares awarded to the Participant, accompanied by such instruments of transfer, if any, as may reasonably be required by the Secretary of the Company.

(v)	If a Participant who has been in the continuous employment of the Company or of a Subsidiary shall:

(A)
terminate employment during the Restricted Period due to the Participant’s death or Disability, the Repurchase Right and any and all other restrictions on the Restricted Stock Award shall lapse and cease to be effective as of the date on which such termination of employment occurs; provided, that if such termination of employment is due to the Participant’s Disability, the Participant (or his representative, as appropriate) must satisfy the Release Condition; provided, further, that for purposes of the foregoing, any performance condition on such Restricted Stock Award shall be deemed satisfied at the target level;

(B)
Retire during the Restricted Period, and the Participant executes and delivers a separation and release agreement in the form provided by the Company, containing noncompetition, nonsolicitation and other restrictive covenants, as well as a general release of claims in the manner contemplated by the Release Condition, the Committee, in its sole discretion, may determine to provide for (i) continued vesting of the Participant’s Restricted Stock Award through the last day of the calendar year in which the Participant’s termination of employment occurs (it being understood that any unvested Shares of Restricted Stock which are not otherwise scheduled to vest through such date shall be forfeited upon termination of employment), and (ii) tolling of the Repurchase Right until such final vesting date; provided, that if the Restricted Stock Award is a Performance Compensation Award or otherwise subject to performance-based vesting requirements, any such vesting credit applied upon Retirement shall be subject to the achievement of applicable Performance Objectives; provided, further, that if the Participant breaches the noncompetition, nonsolicitation or other restrictive covenants in his separation and release agreement, then upon such breach, the Participant’s Restricted Stock Award shall be automatically repurchased pursuant to the Repurchase Right, and the full amount recognized from any prior vesting of such Restricted Stock Award (and any gain thereto) shall be forfeited and the Participant shall be required to promptly repay such amounts to the Company within ten days following such breach; or

(C)
cease to be an employee of the Company and its Subsidiaries solely by reason of a period of Related Employment, the Committee, in its sole discretion, may determine to provide for continued vesting of the Participant’s Restricted Stock Award during such period of Related Employment as if the Participant continued to be an employee of the Company and its Subsidiaries.

(vi)	In the event that, within 24 months after a Change in Control and during the Restricted Period:

(A)	there is a Termination Without Cause of the employment of a Participant;

(B)	there is a Constructive Termination of the employment of a Participant; or

(C)	there occurs an Adverse Change in the Plan with respect to a Participant, then any and all other restrictions on all Shares underlying his Award, including the Repurchase Right, shall lapse and cease to be effective as of the date on which such event occurs.

(c)	Except as may otherwise be set forth in any Award Agreement, each Award of Restricted Stock Units shall comply with the following terms and conditions:

(i)	The Committee shall determine the target number of Restricted Stock Units to be granted to a Participant, which number shall be set forth in the applicable Award Agreement.

(ii)
Each Restricted Stock Unit will represent one Share and the value of such Share shall be credited to a notional account maintained by the Company. No Shares shall be issued at the time an Award of Restricted Stock Units is made, and the Company will not be required to set aside a fund for the payment of any such Award. At the sole discretion of the Committee, an Award Agreement may provide that each Restricted Stock Unit shall also entitle the Participant to Dividend Equivalents.

(iii)
Restricted Stock Units may be subject to such restrictions and other terms and conditions as the Committee determines appropriate, including service-based or performance-based vesting requirements, during the applicable Restricted Period. Unless otherwise provided by the Committee in an Award Agreement and subject to the Release Condition (if applicable), upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary (via book entry notation or, if applicable, in stock certificate form), one Share (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit which has not then been forfeited and with respect to which the applicable restrictions have expired and any other such vesting criteria are attained.

(iv)
Except as otherwise provided in a Restricted Stock Unit Award Agreement or in Sections 5(c)(v) or (vi), Restricted Stock Units shall be canceled if the Participant’s continuous employment with the Company and its Subsidiaries shall terminate for any reason prior to the end of expiration of the applicable Restricted Period. For the avoidance of doubt, any Dividend Equivalents that may have been accumulated or withheld during the Restricted Period in respect of any forfeited Restricted Stock Units shall terminate without further action or obligation of the Company.

(v)	If a Participant who has been in the continuous employment of the Company or of a Subsidiary shall:

(A)
terminate employment during the Restricted Period due to the Participant’s death or Disability, any and all other restrictions on a pro rata portion of the Restricted Stock Units shall lapse and cease to be effective as of the date on which such termination of employment occurs. In such event, the Participant shall be entitled to a pro rata vesting of the Restricted Stock Unit Award determined as follows: (A) the number of Restricted Stock Units subject to the Award multiplied by (B) a percentage, the numerator of which is equal to the number of full or partial months from the beginning of the Restricted Period through the last day of the calendar year in which the Participant’s termination of employment occurs, and the denominator of which is equal to the number of months in the Restricted Period. For purposes of the foregoing calculation, any performance condition on the Restricted Stock Award shall be deemed satisfied at the target level. Notwithstanding the foregoing, in the case of termination of employment due to Disability, unless the Committee otherwise determines, the vesting of such pro rata portion of the Restricted Stock Units shall be subject to the Participant (or his representative, as appropriate) satisfying the Release Condition;

(B)
Retire, and the Participant executes and delivers a separation and release agreement in the form provided by the Company, containing noncompetition, nonsolicitation and other restrictive covenants, as well as a general release of claims in the manner contemplated by the Release Condition, the Committee, in its sole discretion, may determine to provide for continued vesting of the Participant’s Restricted Stock Unit Award through the last day of the calendar year in which the Participant’s termination of employment occurs (it being understood that any unvested Restricted Stock Units which are not otherwise scheduled to vest through such date shall be forfeited upon termination of employment); provided, that if the Restricted Stock Unit Award is a Performance Compensation Award or otherwise subject to performance-based vesting requirements, any such vesting credit applied upon Retirement shall be subject to the achievement of applicable Performance Objectives; provided, further, that if the Participant breaches the noncompetition, nonsolicitation or other restrictive covenants in his separation and release agreement, then upon such breach, the Participant’s Restricted Stock Unit Award shall be immediately forfeited, and the full amount recognized from any prior vesting or settlement of such Restricted Stock Unit Award (and any gain thereto) shall be forfeited and the Participant shall be required to promptly repay such amounts to the Company within ten days following such breach; or

(C)
cease to be an employee of the Company and its Subsidiaries solely by reason of a period of Related Employment, the Committee, in its sole discretion, may determine to provide for continued vesting of the Participant’s Restricted Stock Unit Award during such period of Related Employment as if the Participant continued to be an employee of the Company and its Subsidiaries.

(vi)	In the event that, within 24 months after a Change in Control and during the Restricted Period:

(A)	there is a Termination Without Cause of the employment of a Participant;

(B)	there is a Constructive Termination of the employment of a Participant; or

(C)	there occurs an Adverse Change in the Plan with respect to a Participant, then any and all restrictions on such Participant’s Restricted Stock Units shall lapse and cease to be effective as of the date on which such event occurs.

(vii)
Unless payment is deferred in accordance with Section 409A of the Code and subject to the Release Condition (if applicable), the Committee shall cause an amount equal to the value of the Restricted Stock Units earned by the Participant to be paid to him or his beneficiary no later than 2-1/2 months after the end of the Company’s fiscal year in which such Restricted Stock Units are earned. Restricted Stock Units may be settled in cash, in Shares or partly in cash and partly in Shares as determined by the Committee. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the applicable restrictions lapsed with respect to such Restricted Stock Units.

6.	PERFORMANCE COMPENSATION AWARDS

(a)
Generally. Performance Compensation Awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee shall have the authority to designate any Award as a Performance Compensation Award, including (i) Restricted Stock, the restrictions with respect to which lapse upon the attainment of specified Performance Objectives (together with any applicable service-based or other vesting conditions), and (ii) any Restricted Stock Units or other performance or incentive Awards described in Sections 5, 7, 8 or 9 that vest or become exercisable or payable upon the attainment of one or more specified Performance Objectives (together with any applicable service-based or other vesting conditions). In addition, the Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding the foregoing, (i) any Award to a Participant who is a Covered Employee for a fiscal year that satisfies the requirements of this Section 6 may be treated as a Performance Compensation Award in the absence of any such Committee designation and (ii) if the Company determines that a Participant who has been granted an Award designated as a Performance Compensation Award is not (or is no longer) a Covered Employee, the terms and conditions of such Award may be modified without regard to any restrictions or limitations set forth in this Section 6 (but subject otherwise to the provisions of Section 16). The Committee may in its sole discretion grant Awards to other Participants that are based on Performance Criteria or Performance Objectives but that do not satisfy the requirements of this Section 6 and that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(b)
Committee Discretion on Performance Compensation Awards. The Committee may select the length of an Award Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria used to establish the Performance Objective(s), the kind(s) and/or level(s) of the Performance Objective(s) and the Performance Formula. Within the first 90 days of an Award Period (or the maximum period allowed under Section 162(m) of the Code), the Committee shall determine each of the matters enumerated in the immediately preceding sentence and record the same in writing (which may be in the form of minutes of a meeting of the Committee).

(c)
Certification; Determination of Awards. Following the completion of an Award Period, the Committee shall review and certify in writing (which may be in the form of minutes of a meeting of the Committee) whether, and to what extent, the Performance Objectives for the Award Period have been achieved and, if so, calculate and certify in writing (which may be in the form of minutes of a meeting of the Committee) that amount of the Performance Compensation Award earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Award Period.

(d)
Negative Discretion. In determining the amount of each Participant’s Performance Compensation Award actually payable for the Award Period, the Committee may, in its sole and absolute discretion, reduce or eliminate the size of the Performance Compensation Award consistent with Section 162(m) of the Code, even if applicable Performance Objectives have been attained; provided, that following a Change in Control, this discretion shall not apply to Awards outstanding at the time of the Change in Control.

(e)
Payment of Performance Awards. Unless otherwise provided in the applicable Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, with respect to any Performance Compensation Award, the Participant must be employed by the Company or a Subsidiary throughout the Award Period. Unless otherwise provided in the applicable Award Agreement or permitted by Section 162(m) of the Code, the Committee shall not have the discretion to (i) provide payment or delivery in respect of a Performance Compensation Award for an Award Period if the Performance Objectives for such Award Period have not been attained; or (ii) increase a Performance Compensation Award above the applicable limitations set forth in Section 3(c).

(f)
Timing of Award Payments. Unless otherwise provided in the applicable Award Agreement, Performance Compensation Awards granted for an Award Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 6. Any deferral of payment or settlement of any Performance Compensation Award shall not (between (x) the date as of which the Award is deferred and (y) the payment or settlement date) increase (i) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee, or (ii) with respect to a Performance Compensation Award that is payable in Shares, by an amount greater than the appreciation of a Share from the date such Award is deferred to the payment date. Unless otherwise provided in an Award Agreement, any Performance Compensation Award that is deferred and is otherwise payable in Shares may be credited (during the period between the date as of which the Award is deferred and the payment date) with Dividend Equivalents.

(g)
Additional Limitations. Notwithstanding any other provision of the Plan, Performance Compensation Awards shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as “performance-based compensation” under Section 162(m) of the Code, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

7.	PERFORMANCE SHARES

For purposes of the Plan, Performance Shares granted under this Section 7 are Restricted Stock Unit Awards, and the general terms and conditions of Section 5 shall apply to Performance Share Awards. Performance Shares granted to any Covered Employee for a relevant fiscal year shall be designated as Performance Compensation Awards, and the general terms and conditions of Section 6 shall apply to such Performance Share Awards.

The grant of a Performance Share Award to a Participant will entitle him to receive, without payment to the Company, all or part of a specified amount (the “Actual Value”) determined by the Committee, if the terms and conditions specified herein and in the Award Agreement are satisfied. Payment in respect of a Performance Share Award shall be made as provided in Section 5(c)(vii). Except as may otherwise be set forth in any Award Agreement, each Performance Share Award shall be subject to the following terms and conditions:

(a)
The Committee shall determine the target number of Performance Shares to be granted to a Participant, which number shall be set forth in the applicable Award Agreement. Performance Share Awards may be granted in different classes or series having different terms and conditions.

(b)
The Actual Value of a Performance Share Award shall be the product of (i) the target number of Performance Shares subject to the Performance Share Award, (ii) the Performance Percentage (as determined below) applicable to the Performance Share Award and (iii), if the Performance Share Award is settled in cash, the Fair Market Value of a Share on the date the Committee certifies the Performance Percentage. The “Performance Percentage” applicable to a Performance Share Award shall be a percentage of no less than 0% and no more than 200%, which percentage shall be determined by the Committee based upon the extent to which the Performance Objectives (as determined below) established for such Award are achieved during the Award Period. The method for determining the applicable Performance Percentage shall also be established by the Committee.

(c)
At the time each Performance Share Award is granted, the Committee shall establish Performance Objectives to be attained within the Award Period as the means of determining the Performance Percentage applicable to such Award, in the manner contemplated by Section 6(b).

(d)
The Award Period in respect of any grant of a Performance Share Award shall be such period as the Committee shall determine commencing as of the beginning of the fiscal year of the Company in which such grant is made. An Award Period with respect to a Performance Share Award may contain a number of sub-periods designated as “Performance Periods.” Each Performance Period shall commence on or after the first day of the Award Period and shall end no later than the last day of the Award Period. If the Committee does not specify in a Performance Share Award Agreement or elsewhere the Performance Periods contained in an Award Period, each 12-month period beginning with the first day of such Award Period shall be deemed to be a Performance Period.

(e)
Performance Shares shall be canceled if the Participant’s continuous employment with the Company and its Subsidiaries shall terminate for any reason prior to the end of the Award Period, except (i) by reason of a period of Related Employment (unless otherwise determined by the Committee), (ii) as otherwise specified in this Section 7(e) or in Section 7(f) or (iii) as otherwise determined by the Committee. Notwithstanding the foregoing, if a Participant’s employment shall terminate due to death or Disability, the provisions of Section 5(c)(v)(A) shall apply mutatis mutandis as if fully set forth herein with respect to Performance Shares.

Further, if the Participant Retires, and the Participant executes and delivers a separation and release agreement in the form provided by the Company, containing noncompetition, nonsolicitation and other restrictive covenants, as well as a general release of claims in the manner contemplated by the Release Condition, the Committee, in its sole discretion, may determine to provide for pro rata vesting of the Participant’s Performance Shares, calculated based on (A) (i) the target number of Performance Shares for such Award multiplied by (ii) a fraction, the numerator of which is equal to the number of full or partial months from the beginning of the Award Period through the last day of the calendar year in which the Participant’s termination of employment occurs, and the denominator of which is equal to the total number of months within such Award Period, multiplied by (B) if the Performance Share Award is settled in cash, the Fair Market Value of a Share on the last day of the Performance Period in which the Retirement occurred, multiplied by (C) the Performance Percentage determined by the Committee to have been achieved through the end of the Performance Period in which the Retirement occurred; provided, that if the Participant breaches the noncompetition, nonsolicitation or other restrictive covenants in his separation and release agreement, then the Participant’s outstanding Performance Shares shall be immediately canceled upon such breach, and the full amount recognized from any prior settlement of his Performance Shares (and any gain thereto) shall be forfeited and the Participant shall be required to promptly repay such amounts to the Company within ten days following such breach.

(f)	If within 24 months after a Change in Control:

(i)	there is a Termination Without Cause of the employment of a Participant;

(ii)	there is a Constructive Termination of the employment of a Participant; or

(iii)	there occurs an Adverse Change in the Plan with respect to a Participant (any such occurrence under the above clauses (i), (ii) or (iii), a “Trigger Event”), then with respect to Performance Share Awards that were outstanding on the date of the Trigger Event (each, an “Applicable Award”), each such Applicable Award shall be immediately canceled and, in respect thereof, such Participant, or the Participant’s legal representative, as the case may be, shall be entitled to receive a cash payment equal to the product of (A) the target number of Performance Shares for such Applicable Award multiplied by (B) a fraction, the numerator of which is equal to the number of full or partial months from the beginning of the Award

Period through the date of the Trigger Event, and the denominator of which is equal to the total number of months within such Award Period, multiplied by (C) the greater of (i) the Fair Market Value of a Share immediately prior to the Change in Control and (ii) the Fair Market Value of a Share on the date the applicable Trigger Event occurs, multiplied by (D) the greater of (i) the Performance Percentage calculated through the end of the quarter preceding the Trigger Event, or (ii) 100%. For purposes of this Section 7(f), the Performance Percentage calculated as of the end of the quarter preceding the Trigger Event shall be calculated using actual financial results achieved through the end of the quarter preceding the Trigger Event and including any gain or loss related to the Change in Control as it relates to the Company recognized or to be recognized in the Company’s consolidated financial statements prepared in accordance with GAAP. If following a Change in Control, a Participant’s employment remains continuous through the end of an Award Period, then the Participant shall be paid with respect to such Awards for which he would have been paid had there not been a Change in Control and the Actual Value shall be determined in accordance with Section 7(g) below.

(g)
Except as otherwise provided in Sections 7(e) or (f), as soon as practicable after the end of the Award Period or such earlier date as the Committee in its sole discretion may designate, the Committee shall (i) determine, based on the extent to which the applicable Performance Objectives have been achieved, the Performance Percentage applicable to an Award of Performance Shares, (ii) calculate the Actual Value of the Performance Share Award and (iii) shall certify in writing the foregoing, in the manner contemplated by Section 6.

8.	PERFORMANCE UNITS

For purposes of the Plan, Performance Units granted under this Section 8 are Restricted Stock Unit Awards, and the general terms and conditions of Section 5 shall apply to Performance Unit Awards. Performance Units granted to any Covered Employee for a relevant fiscal year shall be designated as Performance Compensation Awards, and the general terms and conditions of Section 6 shall apply to such Performance Unit Awards.

The grant of a Performance Unit Award to a Participant will entitle him to receive, without payment to the Company, all or part of a specified amount (the “Actual Value”) determined by the Committee, if the terms and conditions specified herein and in the Award Agreement are satisfied. Payment in respect of a Performance Unit Award shall be made as provided in Section 5(c)(vii). Except as may otherwise be set forth in any Award Agreement, each Performance Unit Award shall be subject to the following terms and conditions:

(a)
The Committee shall determine (i) the target number of Performance Units to be granted to a Participant and (ii) the amount designated as the Unit Value or method for calculating the Unit Value, which shall be set forth in the applicable Award Agreement. Performance Unit Awards may be granted in different classes or series having different terms and conditions.

(b)
The Actual Value of a Performance Unit Award shall be the product of (i) the target number of Performance Units subject to the Performance Unit Award, (ii) the Performance Percentage (as determined below) applicable to the Performance Unit Award and (iii) the Unit Value (or, if the relevant Performance Unit is settled in Shares, the Unit Value divided by the Fair Market Value of a Share on the date the Committee certifies the Performance Percentage). The “Performance Percentage” applicable to a Performance Unit Award shall be a percentage of no less than 0% and no more than 200%, which percentage shall be determined by the Committee based upon the extent to which the Performance Objectives (as determined below) established for such Award are achieved during the Award Period. The method for determining the applicable Performance Percentage shall also be established by the Committee.

(c)
At the time each Performance Unit Award is granted, the Committee shall establish Performance Objectives to be attained within the Award Period as the means of determining the Performance Percentage applicable to such Award, in the manner contemplated by Section 6(b).

(d)
The Award Period in respect of any grant of a Performance Unit Award shall be such period as the Committee shall determine commencing as of the beginning of the fiscal year of the Company in which such grant is made. An Award Period with respect to a Performance Unit Award may contain a number of sub-periods designated as “Performance Periods.” Each Performance Period shall commence on or after the first day of the Award Period and shall end no later than the last day of the Award Period. If the Committee does not specify in a Performance Unit Award Agreement or elsewhere the Award Periods contained in an Award Period, each 12-month period beginning with the first day of such Award Period shall be deemed to be a Performance Period.

(e)
Performance Units shall be canceled if the Participant’s continuous employment with the Company and its Subsidiaries shall terminate for any reason prior to the end of the Award Period, except (i) by reason of a period of Related Employment (unless otherwise determined by the Committee), (ii) as otherwise specified in this Section 8(e) or in Section 8(f) or (iii) as otherwise determined by the Committee. Notwithstanding the foregoing, if a Participant’s employment shall terminate due to death or Disability, the provisions of Section 5(c)(v)(A) shall apply mutatis mutandis as if fully set forth herein with respect to Performance Units.

Further, if the Participant Retires, and the Participant executes and delivers a separation and release agreement in the form provided by the Company, containing noncompetition, nonsolicitation and other restrictive covenants, as well as a general release of claims in the manner contemplated by the Release Condition, the Committee, in its sole discretion, may determine to provide for pro rata vesting of the Participant’s Performance Units, calculated based on (A) (i) the target number of Performance Units for such Award multiplied by (ii) a fraction, the numerator of which is equal to the number of full or partial months from the beginning of the Award Period through the last day of the calendar year in which the Participant’s termination of employment occurs, and the denominator of which is equal to the total number of months within such Award Period, multiplied by (B) the Unit Value (or, if the relevant Performance Unit is settled in Shares, the Unit Value divided by the Fair Market Value of a Share on the last day of the Performance Period in which the Retirement occurred), multiplied by (C) the Performance Percentage determined by the Committee to have been achieved through the end of the Performance Period in which the Retirement occurred; provided, that if the Participant breaches the noncompetition, nonsolicitation or other restrictive covenants in his separation and release agreement, then the Participant’s outstanding Performance Units shall be immediately canceled upon such breach, and the full amount recognized from any prior settlement of his Performance Units (and any gain thereto) shall be forfeited and the Participant shall be required to promptly repay such amounts to the Company within ten days following such breach.

(f)
If within 24 months after a Change in Control, a Trigger Event occurs, then with respect to Performance Unit Awards that were outstanding on the date of the Trigger Event (each, an “Applicable Award”), each such Applicable Award shall be immediately canceled and, in respect thereof, such Participant, or the Participant’s legal representative, as the case may be, shall be entitled to receive a cash payment equal to the product of (A) the target number of Performance Units for such Applicable Award multiplied by (B) a fraction, the numerator of which is equal to the number of full or partial months from the beginning of the Award Period through the date of the Trigger Event, and the denominator of which is equal to the total number of months within such Award Period, multiplied by (C) the greater of (i) the Unit Value immediately prior to the Change in Control and (ii) the Unit Value on the date the applicable Trigger Event occurs, multiplied by (D) the greater of (i) the Performance Percentage calculated through the end of the quarter preceding the Trigger Event, or (ii) 100%. For purposes of this Section 8(f), the Performance Percentage calculated as of the end of the quarter preceding the Trigger Event shall be calculated using actual financial results achieved through the end of the quarter preceding the Trigger Event and including any gain or loss related to the Change in Control as it relates to the Company recognized or to be recognized in the Company’s consolidated financial statements prepared in accordance with GAAP. If following a Change in Control, a Participant’s employment remains continuous through the end of an Award Period, then the Participant shall be paid with respect to such Awards for which he would have been paid had there not been a Change in Control and the Actual Value shall be determined in accordance with Section 8(g) below.

(g)
Except as otherwise provided in Sections 8(e) and (f), as soon as practicable after the end of the Award Period or such earlier date as the Committee in its sole discretion may designate, the Committee shall (i) determine, based on the extent to which the applicable Performance Objectives have been achieved, the Performance Percentage applicable to an Award of Performance Units, (ii) calculate the Actual Value of the Performance Unit Award and (iii) shall certify in writing the foregoing, in the manner contemplated by Section 6.

9.	OTHER INCENTIVE AWARDS

The Committee may issue under the Plan unrestricted Shares, rights to receive future grants of Awards, other Awards denominated in Shares (including performance shares, performance units or Stock Appreciation Rights), cash payments based in whole or in part on the value or future value of Shares, or other cash incentive awards, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time determine (“Other Incentive Awards”). Each Other Incentive Award shall be evidenced by an Award Agreement, which may include conditions, including the payment by the Participant of the Fair Market Value of such Shares on the Date of Grant.

10.	CERTAIN DEFINED TERMS

Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. All references to Sections and Articles shall be deemed to be references to the Sections and Articles of the Plan, unless the context clearly indicates otherwise. As used in the Plan, the word “include” (and with correlative meaning “including”) means including, without limiting the generality of any description preceding such word.

(a)	“Acquirer Group” means, with respect to any Change in Control, a third-party acquirer, the ultimate parent of such third-party acquirer or any of its subsidiaries.

(b)	“Actual Value” has the meaning set forth in Section 7 or 8, as the case may be.

(c)	“Adverse Change in the Plan” means:

(i)
any amendment or termination of the Plan pursuant to Sections 16 or 17 that materially diminishes the value of Awards that may be granted under the Plan to Participants, either individually or in the aggregate, without the written consent of such affected Participant(s), unless there is substituted concurrently authority to grant long-term incentive awards of comparable value to Participants, either individually or in the aggregate, as the case may be; or

(ii)
in respect of any Participant, a material diminution in his rights held under such Award (except as may occur under the terms of the Award as originally granted), unless there is substituted concurrently a long-term incentive award with a value at least comparable to the loss in value attributable to such diminution in rights.

In no event shall any amendment of the Plan or an Award permitted by Section 16 hereof be deemed an Adverse Change in the Plan. Notwithstanding anything herein to the contrary, in the event of a Change in Control where (x) the Participant continues employment with the Acquirer Group (including the Company or any Subsidiary), and (y) the applicable member of the Acquirer Group formally assumes the Company’s obligations under the Plan or places the Participant in a similar or like plan with no diminution of the value of the Participant’s Awards (as determined by the Committee (as constituted immediately prior to the Change in Control) in its sole discretion), such actions shall not be deemed to be an “Adverse Change in the Plan.”

(d)
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with the first Person. The term “control” means the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(e)	“Applicable Award” has the meaning set forth in Section 7(f) with respect to Performance Shares, and Section 8(f) with respect to Performance Units, as the case may be.

(f)
“Award” means a Stock Option, Restricted Stock, Restricted Stock Unit, Performance Compensation Award, Performance Share, Performance Unit or Other Incentive Award which may be awarded or granted under the Plan (collectively, “Awards”).

(g)
“Award Agreement” means any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Committee shall determine consistent with the Plan.

(h)
“Award Period” means, with respect to any Performance Compensation Award or other Award that is subject to the achievement of one or more Performance Objectives (including Awards of Performance Shares or Performance Units), one or more periods of time as the Committee may select, over which the attainment of one or more Performance Objectives will be measured for the purpose of determining the Participant’s right to, and the payment of, such Award.

(i)	“Beneficial Ownership” (and correlative “beneficial owner”) has the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Exchange Act.

(j)	“Board” means the Board of Directors of the Company.

(k)
“Cause” means any of the following, as determined by the Committee in good faith: (i) the Participant’s dereliction of duties or negligence or failure to perform his duties, or willful refusal to follow any lawful directive of his immediate supervisor, the Company’s Chief Executive Officer or the Board, as applicable; (ii) the Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving moral turpitude or dishonesty; (iii) the Participant’s commission of fraud, embezzlement, theft or any deliberate misappropriation of money or other assets of the Company; (iv) the Participant’s breach of any term of any employment or similar agreement entered into between the Company and the Participant, or breach of his fiduciary duties to the Company; (v) any willful act, or failure to act, by the Participant in bad faith to the detriment of the Company, a Subsidiary or business unit thereof (whether financially or reputationally) (as determined by the Committee); or (vi) the Participant’s willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests his cooperation. Notwithstanding anything herein to the contrary, if the Participant’s employment with the Company, a Subsidiary or business unit thereof shall terminate due to a Change in Control, where (x) the Participant continues employment with the Acquirer Group (including the Company or any Subsidiary), and (y) the applicable member of the Acquirer Group formally assumes the Company’s obligations under the Plan or places the Participant in a similar or like plan with no diminution of the value of the Participant’s Awards (as determined by the Committee in its sole discretion), such termination of employment shall not be deemed to be a “Termination Without Cause.”

(l)	“Change in Control” means the occurrence of one or more of the following:

(i)
A transaction or series of transactions whereby any Person directly or indirectly acquires Beneficial Ownership of 35% or more of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, that such percentage exceeds the Beneficial Ownership percentage, immediately after such acquisition, of the total combined voting power of the Company’s securities attributed to White Mountains, together with its direct or indirect wholly owned subsidiaries;

(ii)	the Continuing Directors cease for any reason to constitute a majority of the Board;

(iii)
the business of the Company for which the Participant’s services are principally performed is, sold or transferred to another Person; provided, that, for the avoidance of doubt, a sale or transfer of such business shall be considered a Change in Control only for such Participant, and not for all Participants or the Plan as a whole; or

(iv)	all or substantially all of the business-related assets of the Company are sold or transferred to another Person.

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code and the payment or settlement of the Award will accelerate upon a Change of Control, no event set forth herein will constitute a Change of Control for purposes of the Plan or any Award Agreement unless such event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code.

(m)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable Treasury rules, regulations, and guidance promulgated thereunder.

(n)	“Committee” means the Compensation Committee of the Board, or a subcommittee thereof appointed to assume the functions of the Committee under the Plan, as provided in Section 2(a).

(o)	“Common Shares” means the common shares of the Company, par value $0.01 per share, including Class A and Class B common shares.

(p)	“Company” has the meaning set forth in Section 1.

(q)
“Constructive Termination” means a termination of employment with the Company and its Subsidiaries at the initiative of the Participant that the Participant declares by prior written notice delivered to the Secretary of the

Company to be a Constructive Termination by the Company or a Subsidiary, and which follows (a) a material decrease in his total annual compensation opportunity (calculated as a the sum of such Participant’s annual base salary plus target annual bonus) or (b) a material diminution in the authority, duties or responsibilities of his position such that the Participant cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution. Notwithstanding anything herein to the contrary, Constructive Termination shall not occur unless and until (i) the Participant delivers such notice within 30 days following the initial existence of the circumstances giving rise to Constructive Termination, (ii) 30 days have elapsed from the date the Company receives such notice from the Participant without the Company curing or causing to be cured the circumstances giving rise to Constructive Termination, and (iii) the Participant’s effective date of resignation is no later than ten days following the Company’s failure to cure. For the avoidance of doubt, in connection with a Change in Control, (A) if the Participant becomes an employee of an Acquirer Group, “Constructive Termination” for that Participant shall thereafter refer to his employment status with the Acquirer Group, and (B) if the Participant remains an employee of the Company or one of its Subsidiaries following the Change in Control, “Constructive Termination” will continue to refer to his employment status with the Company and its Subsidiaries.

(r)
“Continuing Director” means a member of the Board (A) who is not an employee of the Company or its Subsidiaries or of a holder, employee or Affiliate of a Person or group that holds, 35% or more of the total combined voting power of the Company’s securities outstanding as of the date of determination and (B) who either was a member of the Board on October 18, 2006, or who subsequently became a director of the Company and whose election, or nomination for election, by the Company’s shareholders was approved by a vote of a majority of the Continuing Directors then on the Board (which term, for purposes of this definition, shall mean the whole Board and not any committee thereof). Any action, approval of which shall require the approval of a majority of the Continuing Directors, may be authorized by one Continuing Director, if he is the only Continuing Director on the Board, but no such action may be taken if there are not Continuing Directors on the Board.

(s)
“Covered Employee” means any employee of the Company or its Subsidiaries who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code (unless such employee is employed by a non-U.S. Subsidiary and Section 162(m) of the Code is not applicable to such employee’s compensation).

(t)
“Disability” (or the correlative “Disabled”) means a determination that the Participant is disabled in accordance with a long-term disability insurance program maintained by the Company or a determination by the U.S. Social Security Administration that the Participant is totally disabled.

(u)	“Dividend Equivalent” means a right to receive the equivalent value (in cash or Share) of dividends paid on Shares, awarded under Section 5(c).

(v)	“Effective Date” shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company’s shareholders.

(w)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(x)	“Fair Market Value” means, as of any date of determination, the value of a Share determined as follows:

(i) if the Common Shares are listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or national market system, its Fair Market Value shall be determined by a reasonable method established by the Committee in good faith, using actual transactions in such Shares as reported by such exchange or market system, in accordance with Treas. Reg. § 1.409A-1(b)(5)(iv)(A);

(ii) if the Common Shares are not listed on an established stock exchange or national market system, but the Common Shares are regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) if the Common Shares are neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.

For the avoidance of doubt, in the event of a Change in Control, the Committee as constituted immediately prior to the Change in Control shall determine the manner in which the Fair Market Value of Shares will be determined following the Change in Control.

(y)	“GAAP” means generally accepted accounting principles in the United States.

(z)	“Incentive Stock Option” means a Stock Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

(aa)
“Non-Employee Director” means a member of the Board (as constituted from time to time) who is not an officer or other employee of the Company, White Mountains or any of their respective direct or indirect Subsidiaries.

(bb)	“Other Incentive Award” has the meaning set forth in Section 9.

(cc)	“Participant” means a person who has been granted an Award.

(dd)	“Performance Compensation Award” means an Award granted pursuant to Section 6, which is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(ee)
“Performance Criteria” means the criteria (and adjustments) that the Committee selects, in its sole discretion, for an Award for purposes of establishing the Performance Objective or Performance Objectives for an Award Period, determined as follows: shall be the specific performance criteria (and adjustments) selected by the Committee with respect to one or more of the following: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) share price; (xi) combined ratio; (xii) operating ratio; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) market share; (xvi) revenues or sales; (xvii) costs; (xviii) investment returns; (xix) cash flow; (xx) working capital; (xxi) return on assets; (xxii) customer satisfaction; (xxiii) employee satisfaction; (xxiv) economic value per Share; (xxv) underwriting return on capital; or (xxvi) underwriting return on equity. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.

The Committee may, in its sole discretion and without obtaining shareholder approval if applicable tax and/or securities laws so permit, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Objectives. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle or tax laws, or other laws or regulatory rules affecting reported results; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions, divestitures, reorganization or restructuring programs; (vi) items attributable to the business operations of any entity acquired by the Company during the Award Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Award Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or infrequent corporate transactions, events or developments; (xii) asset write-downs or items related to amortization of acquired intangible assets; (xiii) litigation or claim judgments or settlements; (xiv) foreign exchange gains and losses; (xv) discontinued operations and infrequent charges; (xvi) a change in the Company’s fiscal year; (xvi) items that are outside the scope of the Company’s core, on-going business activities; (xvii) extraordinary infrequent items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; or (xviii) items relating to any other unusual or infrequent events or changes in business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(ff)
“Performance Formula” means, for an Award Period, the one or more objective formulae applied against the relevant Performance Objective to determine, with regard to the Performance Compensation Award of a particular

Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Award Period.

(gg)	“Performance Objectives” means, for an Award Period, the one or more goals established by the Committee for the Award Period based upon the Performance Criteria.

(hh)	“Performance Percentage” has the meaning set forth in Section 7(b) with respect to Performance Shares, and Section 8(b) with respect to Performance Units, as the case may be.

(ii)	“Performance Period” has the meaning set forth in Section 7(d) with respect to Performance Shares, and Section 8(d) with respect to Performance Units, as the case may be.

(jj)	“Performance Shares” has the meaning set forth in Section 7(a).

(kk)	“Performance Units” has the meaning set forth in Section 8(a).

(ll)
“Person” means “person” (or related “group” of “persons”) as such terms are used in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that for purposes of the definitions of “Change in Control” and “Unfriendly Change in Control” used in this Plan, “Person” shall not include (i) the Company or any of its Subsidiaries, or White Mountains or one of its direct or indirect wholly owned subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of the Common Shares, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares.

(mm)	“Plan” means this OneBeacon 2017 Long-Term Incentive Plan.

(nn)	“Plan Limit” means the maximum aggregate number of Common Shares that may be issued for all purposes under the Plan as set forth in Section 3(c)(i).

(oo)	“Prior Plan” means the OneBeacon Long-Term Incentive Plan (2007).

(pp)
“Related Employment” means the employment of a Participant by an employer which is neither the Company nor a Subsidiary provided: (i) such employment is undertaken by the Participant and continued at the request of, or with the consent of, the Company or the Compensation Committee; (ii) immediately prior to undertaking such employment, the Participant was an employee or non-employee officer, director or consultant of the Company or a Subsidiary, or was engaged in Related Employment as herein defined; and (iii) such employment is recognized by the Committee, in its sole discretion, as Related Employment for the purposes of the Plan. The death or Disability of a Participant during a period of Related Employment shall be treated, for purposes of the Plan, as if the death or onset of Disability had occurred while the Participant was an employee of the Company. If, immediately prior to the undertaking of such Related Employment, the Participant was a non-employee officer, director or consultant of the Company or a Subsidiary, then references herein to the Participant’s “employment” with the Company and its Subsidiaries immediately prior to undertaking such Related Employment, or the cessation thereof, or terms of like import, shall be interpreted as the Participant’s “services” with the Company and its Subsidiaries, or the cessation thereof.

(qq)
“Restricted Period” means the period from the date on which an Award of Restricted Stock or Restricted Stock Unit, as applicable, is granted until the Award vests in accordance with the terms established by the Committee or as the Committee shall otherwise determine.

(rr)	“Repurchase Right” has the meaning set forth in Section 5(b)(iii).

(ss)	“Restricted Stock” means Shares granted under Section 5(b) that are subject to transferability restrictions and may be subject to risk of forfeiture or repurchase.

(tt)
“Restricted Stock Units” means the right to receive Shares (or cash payments based on the value or future value of Shares), granted under Section 5(c), subject to the satisfaction of the applicable terms and conditions.

(uu)	“Retainer Election” has the meaning set forth in Section 11.

(vv)
“Retirement” (or the correlative “retire”) means a Participant’s voluntary resignation from employment with the Company and its Subsidiaries at any time after attaining age 60 under circumstances which the Committee, in its sole discretion, determines to constitute “Retirement.” For the avoidance of doubt, the Committee’s determination of whether “Retirement” has occurred shall be made on an individual Award basis, and “Retirement” treatment for any one Award shall not require that all Awards held by the same Participant will receive “Retirement” treatment.

(ww)	“Securities Act” means the Securities Act of 1933, as amended from time to time.

(xx)	“Shares” means Class A Common Shares.

(yy)
“Stock Appreciation Right” means a right to receive, without payment to the Company, the excess, if any, of the Fair Market Value of a Share at exercise over a fixed Share price set at the date of grant (which fixed Share price shall equal 100% of the Fair Market Value of a Share on the date of grant, except for any Substitute Award or as otherwise determined by the Committee), subject to vesting, manner of exercise, and other terms and conditions determined by the Committee at the time of grant.

(zz)	“Stock Option” means a right to purchase Shares at a specified exercise price, granted under Section 4.

(aaa)
“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

(bbb)
“Substitute Award” means an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of a Stock Option or Stock Appreciation Right.

(ccc)	“Ten-Percent Participant” means a Participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company, a Subsidiary or a parent of the Company.

(ddd)
“Termination Without Cause” means a termination of the Participant’s employment with the Company or a Subsidiary, or business unit thereof, by the Company (or the Subsidiary or business unit, as applicable) or, by any member of the Acquirer Group other than due to (i) the Participant’s death or Disability or (ii) Cause. For the avoidance of doubt, in connection with a Change in Control, (A) if the Participant becomes an employee of a member of the Acquirer Group, “Termination Without Cause” for that Participant shall thereafter refer to his employment status with the Acquirer Group, (B) if the Participant remains an employee of the Company or any of its Subsidiaries following the Change in Control, “Termination Without Cause” will continue to refer to his employment status with the Company and its Subsidiaries, and (C) if the Participant is not offered employment with either the Acquirer Group or the Company and its Subsidiaries (other than for Cause), he shall be deemed Terminated Without Cause.

(eee)	“Trigger Event” has the meaning set forth in Section 7(f).

(fff)
“Unfriendly Change in Control” means (i) any Person becomes the Beneficial Owner of 35% or more of the then outstanding common shares of White Mountains through a transaction that is deemed an “Unfriendly Change in Control” by the Committee; and (ii) a majority of the Continuing Directors, by resolution (or other action) adopted within 30 days following the date the Company becomes aware clause (i) hereof has been satisfied, determines that an “Unfriendly Change in Control” has occurred.

(ggg)
“Unit Value” means (i) the initial value of each Performance Unit granted under Section 8, which may be a fixed dollar value, plus (ii) if applicable, any growth factor to the initial value of such Performance Unit, in each case as set forth in the applicable Award Agreement.

(hhh)	“White Mountains” means White Mountains Insurance Group, Ltd. (or its successor).

11.	DIRECTOR COMPENSATION

In the event that the Board determines to grant an annual or other retainer for service on the Board or a committee of the Board, and if the Board determines that such retainer may be paid in Shares, rather than in cash, upon the election of the Directors, then each Director who receives such an Award may elect to have the Company pay all or a portion of his retainer in Shares, in lieu of cash, pursuant to a process set forth by the Board and memorialized in a written election form provided to the Director (which shall constitute the “Award Agreement” for purposes of this Plan) (a “Retainer Election”). The number of Shares paid shall be determined by dividing the dollar amount of the retainer or portion thereof which the Director has specified in her or his Retainer Election by the Fair Market Value of a Share on the date the retainers are otherwise payable, rounded down to the nearest whole share. In no case shall any fractional Shares be issued. In lieu of any fractional Shares, Directors shall be entitled to cash equal to the value of any fractional Shares. Shares issued in lieu of cash shall be fully vested and unrestricted.

12.	DILUTION AND OTHER ADJUSTMENTS

(a)
In the event of any change in the outstanding Shares of the Company by reason of any stock split, stock or extraordinary cash dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of Shares or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock (including any transaction constituting a Change in Control), or any unusual or infrequent transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee is hereby authorized in connection therewith to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, to (i) make equitable adjustments, if any, in the terms and conditions of any Award, including an adjustment in the number or kind of Shares or other property that may be issued under the Plan Limit, in the number or kind of Shares or other property subject to, or the exercise price per Share under, any outstanding Stock Option or Stock Appreciation Right, in the number or kind of Shares or other property which have been awarded as Restricted Stock or Restricted Stock Units, in the target or maximum number or kind of Shares or other property granted pursuant to Performance Share or Performance Unit Awards, or in any measure of performance if the Committee shall determine, in its sole discretion, that such change is appropriate; (ii) provide for a cash payment to the holder of any Stock Option or Stock Appreciation Right in consideration for the cancelation of such Stock Option or Stock Appreciation Right in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Stock Option or Stock Appreciation Right over the aggregate exercise price of such Stock Option or Stock Appreciation Right if the Committee shall determine, in its sole discretion, that such provision is appropriate; (iii) cancel and terminate any Stock Option or Stock Appreciation Right having a per-Share exercise price equal to, or in excess of, the Fair Market Value of a Share subject to such Stock Option or Stock Appreciation Right without any payment or consideration therefor if the Committee shall determine, in its sole discretion, that such cancelation is appropriate; (iv) provide for the replacement of such Award with other rights, cash or property selected by the Committee in its sole discretion having an aggregate value (as determined by the Committee) not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested; (v) provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares or other property and prices; (vi) provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; or (vii) provide that the Award cannot vest, be exercised or become payable after such event.

(b)
The Committee may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(c)
No action shall be taken under this Section 12 which shall cause an Award to fail to comply with Section 409A or 457A of the Code (as determined by the Company), to the extent applicable to such Award. Any adjustment affecting a Performance Compensation Award shall be made consistent with the requirements of Section 162(m) of the Code (as determined by the Company).

(d)
In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the price of Common Shares, including any Change in Control, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to the anticipated date of consummation of any such transaction.

13.	DESIGNATION OF BENEFICIARY BY PARTICIPANT

A Participant may name a beneficiary to receive any payment to which he may be entitled in respect of any Award under the Plan in the event of his death, on a form to be provided by the Committee. A Participant may change his beneficiary from time to time in the same manner. If no designated beneficiary is living on the date on which any amount becomes payable to a Participant’s executors or administrators, the term “beneficiary” as used in the Plan shall include such Person or Persons.

14.	MISCELLANEOUS PROVISIONS

(a)
Award Agreements; Other Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. An Award Agreement may be in written or electronic form and shall be signed (either in written or electronic form) by the Participant and a duly authorized representative of the Company. The terms of any Award Agreement, or any employment, change-in-control, severance or other agreement in effect with the Participant, may have terms or features different from and/or additional to those set forth in the Plan, and, unless expressly provided otherwise in such Award or other agreement, shall control in the event of any conflict with the terms of the Plan.

(b)
No Rights to Awards; No Right to Uniform Treatment. No employee, director, consultant or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving an employee any right to be retained in the employ of the Company or any Subsidiary. Neither the Company nor the Committee is obligated to treat eligible individuals, Participants or any other Persons uniformly.

(c)
No Assignment or Transfer by Participant. A Participant’s rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant’s death), including execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner and no such right or interest of any Participant in the Plan shall be subject to any obligation or liability of such Participant.

(d)
Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Committee may cancel such Award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate while employed by or providing services to the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, or violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate, as determined by the Committee. The Committee may also provide in an Award Agreement that in such event, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such Award, the sale or other transfer of such Award, or the sale of Shares acquired in respect of such Award, and must promptly repay such amounts to the Company. The Committee may also provide in an Award Agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. To the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the New York Stock Exchange or other securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company, Awards shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements).

(e)
Repricing. Except as otherwise permitted under Section 12, if (i) the Committee reduces the exercise price of any Stock Option or Stock Appreciation Right, (ii) the Committee cancels any outstanding Stock Option or Stock Appreciation Right and replaces it with a new Stock Option or Stock Appreciation Right with a lower exercise price or other Award or cash in a manner which would either (A) be reportable on the Company’s proxy statement or Form 10-K (if applicable) as Stock Options which have been “repriced” (as such term is used in Item 402 of Regulation S-K promulgated under the Exchange Act), or (B) result in any “repricing” for financial statement reporting purposes (or otherwise cause the Award to fail to qualify for equity accounting treatment) or (iii) the Committee takes any other action which is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Shares are listed or quoted, then, in the case of the immediately preceding clauses (i) through (iii), any such action shall not be effective without shareholder approval.

(f)
Compliance with Laws. No Shares shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable U.S. Federal and state securities laws, Bermuda law or other applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Nothing in this Plan shall be deemed to authorize the Committee or Board or any members thereof to take any action contrary to applicable law or regulation, or rules of the New York Stock Exchange. The Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act, with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the U.S. Federal securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or inter-dealer quotation service upon which such shares or other securities of the Company are then listed or quoted and any other applicable U.S. Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and the Committee may cause a legend or legends to be put on any such certificates of Shares or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Shares or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. The Committee may cancel an Award or any portion thereof if it determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable.

(g)
Tax Withholding. The Company and its Subsidiaries shall have the right and is hereby authorized to deduct from any payment made under the Plan (in cash, Shares, other securities or other property) any U.S. Federal, state or local income or other taxes required by law to be withheld with respect to such payment, and to take such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes. Unless otherwise provided by the Company, tax withholding shall be at the applicable minimum statutory rate. It shall be a condition to the obligation of the Company to issue Shares upon exercise of a Stock Option, upon settlement of a Stock Appreciation Right, vesting of Restricted Stock or Performance Share (if applicable) or upon vesting or payment of a Performance Unit or a Restricted Stock Unit that the Participant (or any beneficiary or Person entitled to payment pursuant to the Plan) pay to the Company, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold U.S. Federal, state or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue Shares.

(h)	Expenses. The expenses of the Plan shall be borne by the Company. However, if an Award is made to an employee of a Subsidiary:

(i)	if such Award results in payment of cash to the Participant, such Subsidiary shall pay to the Company an amount equal to such cash payment; and

(ii)
if the Award results in the issuance to the Participant of Shares, such Subsidiary shall pay to the Company an amount equal to Fair Market Value thereof, as determined by the Committee, on the date such Shares are issued (or, in the case of issuance of Restricted Stock or of Shares subject to transfer and forfeiture conditions, equal to the Fair Market Value thereof on the date on which such Shares are no longer subject to applicable restriction), minus the amount, if any received by the Company in exchange for such Shares.

(i)
No Trust or Fund Created. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in this Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any of its Subsidiaries.

(j)
Acceptance of Award. By accepting any Award or other benefit under the Plan, each Participant and each Person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

(k)
No Section 83(b) Elections without Consent of Company. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

(l)
Notification of Disqualifying Dispositions. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(m)
No Representations or Covenants With Respect to Tax Qualification. Although the Company may endeavor to (i) qualify an Award for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

(n)
No Interference. The existence of the Plan, any Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company, the Board, the Committee or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Shares or the rights thereof or which are convertible into or exchangeable for Common Shares, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(o)
Obligations Binding on Successors; Divisional Sale. The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. If a Person who acquires a Subsidiary or business unit agrees to fully assume the obligations of the Company under a Participant’s outstanding Awards under the Plan or to replace them with similar or like awards with no diminution of value of the Awards, then the Company shall be released from its obligations to such Participant with respect to such Awards without the requirement of any action by or approval of the Participant. If a Person who acquires a Subsidiary or business unit declines to assume or replace such obligations, the Company shall remain obligated under the Awards as provided in the Plan.

(p)
Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him in satisfaction of judgment in such action, suit, or proceeding against him, provided that he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled pursuant to the Company’s Bye-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(q)
Reliance on Reports. Each member of the Committee and each member of the Board (and their respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent registered public accounting firm of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.

(r)
No Limit on Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares, performance shares, performance units, stock appreciation rights, other types of equity-based awards (subject to shareholder approval if such approval is required) and cash awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(s)
Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(t)
Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(u)
Titles and Headings; Gender; References to Law. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. Masculine pronouns and other words of masculine gender shall refer to both men and women. References to sections of the Code, the Exchange Act, the Securities Act or other statutes shall include any amendment or successor thereto, and any rules, regulations or other interpretative guidance under such statute.

15.	DEFERRAL OF AWARDS, SETTLEMENTS AND SECTION 409A AND 457A COMPLIANCE

(a)
At the sole discretion of the Committee, the payment or settlement of an Award may be deferred by the Committee or the Participant in accordance with procedures adopted by the Committee. Notwithstanding the preceding sentence, if an Award is subject to Section 409A or 457A of the Code, or the deferral of such Award or settlement causes the Award to be subject to Section 409A or 457A of the Code, any such deferral must comply (as determined by the Company) with Section 409A and 457A of the Code, as applicable, and the terms of the Plan and Award Agreement shall be interpreted consistent therewith.

(b)
Notwithstanding any provision of the Plan or any Award Agreement to the contrary, each Award granted under the Plan either shall be excepted from the requirements of Section 409A or 457A of the Code, as applicable, or shall comply with the requirements of Section 409A or 457A of the Code, and the terms of the Plan and each Award Agreement shall be interpreted consistent therewith. An Award that is excepted from the requirements of Section 409A of the Code may not be amended or otherwise modified in such a manner that the Award becomes subject to Section 409A of the Code unless the Committee expressly provides that the amendment or modification is intended to subject the Award to the requirements of Section 409A of the Code and the amended or modified Award complies with such requirements. An Award that is subject to the requirements of Section 409A or 457A of the Code may not be amended or otherwise modified in such a manner that the Award no longer complies with Section 409A or 457A of the Code, as applicable (as determined by the Company), unless the Committee expressly provides that the amendment or modification is intended to be non-compliant with Section 409A or 457A of the Code, as applicable.

(c)
Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan, including any taxes and penalties under Section 409A and 457A of the Code, as applicable, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A or 457A of the Code, as applicable, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(d)
Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the next available payroll date following the earliest date permitted under Section 409A of the Code.

(e)
In the event that the timing of payments in respect of any Award that would otherwise be considered “deferred compensation” subject to Section 409A of the Code would be accelerated upon the occurrence of (i) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (ii) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

16.	AMENDMENT

(a)
Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Plan is intended to be a shareholder-approved plan for purposes of Section 162(m) of the Code, to the rules of the New York Stock Exchange or any successor exchange or quotation system on which the Shares may be listed or quoted, and for changes in GAAP to new accounting standards (in each case, as determined by the Company), the Plan may be amended at any time and from time to time by the Board, but no amendment which increases the aggregate number of Shares which may be issued pursuant to the Plan or the class of persons eligible to participate shall be effective unless and until the same is approved by the shareholders of the Company. No amendment of the Plan shall materially and adversely affect any right of any Participant with respect to any Award previously granted without such Participant’s written consent, unless the Board determines that such amendment is required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation.

(b)
The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofore granted or any associated Award Agreement, prospectively or retroactively (including after a Participant’s termination of employment or service with the Company and its Subsidiaries); provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement or unless the Committee determines that such either is required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary.

17.	TERMINATION

 This Plan shall terminate upon the earlier of the following dates or events to occur:

(a)	the adoption of a resolution of the Board terminating the Plan; or

(b)	ten years from the date the Plan is initially or subsequently approved and adopted by the shareholders of the Company in accordance with Section 19 hereof.

No termination of the Plan shall alter or impair any of the rights or obligations of any Participant, without his consent, under any Award previously granted under the Plan.

18.	GOVERNING LAW

This Plan shall be governed by and construed in accordance with the laws of Bermuda.

19.	SHAREHOLDER ADOPTION

This Plan shall be submitted to the shareholders of the Company for their approval or adoption. This Plan shall not be effective and no Award shall be made hereunder unless and until this Plan has been so approved and adopted by the shareholders, in the manner required by the laws of Bermuda and the New York Stock Exchange.

This Plan shall not terminate, amend or modify any provision of the Prior Plan or adversely affect any Awards or rights outstanding under the Prior Plan; provided, however, that, following approval of this Plan by the Company’s shareholders, no further Awards will be granted under the Prior Plan.

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The foregoing Plan was duly adopted by the Board on November 16, 2016, and reflects all approved modifications through April 11, 2017. The foregoing Plan was approved by the shareholders of the Company on May 24, 2017.